UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2006

TIME AMERICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-58694	13-3465289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8840 East Chaparral, Suite 100, Scottsdale, Arizona		85250
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 296-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Effective January 3, 2006, Time America, Inc., a Nevada corporation (the “Company”), along with its subsidiaries, Time America, Inc., an Arizona corporation and NetEdge Devices, LLC, an Arizona limited liability company, entered into a Security and Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”).  Under the Security and Purchase Agreement, Laurus purchased from the Company a Secured Convertible Term Note in the aggregate principal amount of $2,000,000, and a Secured Non-Convertible Revolving Note in the aggregate principal amount of $1,500,000.  The transaction was a recapitalization of existing agreements with Laurus.  The Term Note replaced an existing secured convertible term note with an issue date of March 22, 2004 and a principal balance of $1,058,310 that was paid in full with the proceeds of the Term Note.  Gross proceeds received by the Company under the Term Note were $941,690.  The Revolving Note replaced an existing $1,500,000 revolving facility that had an outstanding balance of $1,000,000 that was paid in full with proceeds from the Revolving Note.  The Company did not receive any of the proceeds from the Revolving Note.

The Term Note has a three-year term, and bears interest at 2% above the prime rate, with a minimum interest rate of 7.25%.  The Term Note provides for principal repayment, in cash or stock, in thirty (30) equal monthly installments of $66,666.67 commencing on July 1, 2006.  Monthly principal and interest payments will be converted, subject to certain volume limitations, into shares of the Company’s common stock if the average market price of such stock for the five (5) days preceding the payment is 10% above the initial fixed conversion price of $0.65 per share.  The Company may not convert any of its repayment obligations under the Term Note to common stock unless either there exists an effective registration statement covering the shares to be issued, or an exemption for the resale of all of the common stock issued and issuable under the Term Note is available under Rule 144 of the Securities Act of 1933, as amended.  The Company may redeem the Term Note upon payment to Laurus of 115% of the outstanding principal under the Term Note together with accrued but unpaid interest.

The Revolving Note has a two-year term, and bears interest at 2% above the prime rate, with a minimum interest rate of 7.25%.  Availability under the Revolving Note is based on an advance rate equal to 90% of eligible accounts receivable and 30% of inventory subject to a $1,000,000 cap.  The Revolving Note is subject to an early termination fee of 5% of the face amount of the Revolving Note in the first year, and 4% thereafter.  If an event of default occurs, Laurus may elect to require the Company and its subsidiaries to make a default payment in the amount of 125% of the outstanding principal amount of the Revolving Note.

The Company’s obligations under Term Note and the Revolving Note are secured by a first lien on all assets of the Company, and Laurus may accelerate all obligations under the notes upon an event of default.  In addition to the notes, the Company issued Laurus a seven-year warrant to purchase 140,000 shares of the Company’s common stock at an exercise price of $0.65 per share, subject to adjustment based on the occurrence of certain corporate events.  The Company must file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the warrants and the common stock issuable upon conversion of the Term Note within 60 days of funding and must use its best efforts to have the registration statement declared effective within 180 days of funding.  On the closing of the Term Note and the Revolving Note, the Company issued an aggregate of 351,923 shares of common stock to Laurus.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME AMERICA, INC.

Date: January 9, 2006	By:	/s/ Craig J. Smith
Name:Craig J. Smith
Title: Chief Financial Officer